Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-220300 on Form S-8 and Post-Effective Amendment No. 2 to Registration Statement No. 333-181163 on Form S-8 of our reports dated March 2, 2017 relating to the consolidated financial statements and financial statement schedule of Metaldyne Performance Group Inc. and subsidiaries, and the effectiveness of Metaldyne Performance Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K/A filed by American Axle & Manufacturing Holdings, Inc. on March 6, 2017.

/s/ Deloitte & Touche LLP
Detroit, Michigan
June 6, 2018